Exhibit (a)(17)

TENDER OFFER INSTRUCTION FORM

ALARIS MEDICAL SYSTEM RETIREMENT INVESTMENT PLAN

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION

        In response to the tender offer by Blue Merger Corp., a wholly owned subsidiary of Cardinal Health, Inc., to purchase all outstanding shares of common stock of ALARIS Medical Systems, Inc. for cash at a price of $22.35 per share, subject to the terms and conditions of the enclosed “Offer to Purchase for Cash” dated May 28, 2004 (the “Offer”), I hereby instruct Vanguard Fiduciary Trust Company (“Vanguard”) to tender or not to tender the ALARIS common stock shares allocated to my Plan account in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM – If more than one box is checked below your election may be disregarded):

☐  YES.  I DIRECT VANGUARD TO TENDER A PORTION (ENTER _____________%) OF THE SHARES CREDITED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER. If you fail to insert a percentage, your election will be treated as an election NOT to tender any of your shares.

☐   YES.  I DIRECT VANGUARD TO TENDER ALL OF THE SHARES CREDITED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER.

☐   NO.  I DIRECT VANGUARD NOT TO TENDER ANY OF THE SHARES CREDITED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER.

Tender Offer Instruction Forms not timely received by Vanguard, and those received without a box checked above or with more than one box checked will be treated as an instruction not to tender shares unless required by law to do otherwise.

You may fax your completed, signed, and dated Tender Offer Instruction Form to Vanguard’s attention at 1-877-226-7171.

THIS FORM MUST BE RECEIVED AT VANGUARD BY 4:00 P.M. EASTERN TIME, TUESDAY, JUNE 22, 2004 OR YOUR SHARES WILL NOT BE TENDERED UNLESS VANGUARD IS REQUIRED BY LAW TO DO OTHERWISE.

—————————————— Signature

—————————————— Please Print Name

—————————————— Date

—————————————— Daytime Phone Number